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                   SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

                             FORM 8-K

                         Current Report
                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934
                        the ("EXCHANGE ACT")

        Date of Report (date of earliest event reported): April 14, 2000
                             i2corp.com
                           (the "COMPANY")
          (Exact Name of Registrant as Specified in its Charter)


Nevada                                           84-1423373
(State or Other Jurisdiction                     (I.R.S. Employer
of incorporation)                                Identification Number)


5392 S. Eastern Avenue, Bldg. A-North
Las Vegas, Nevada                                89119
(Address of Principal Executive Offices)         (Zip Code)

                           (702) 564-2240

            (Registrant's Telephone Number, Including Area Code)

                  INFORMATION TO BE INCLUDED IN THE REPORT

Item 5 OTHER EVENTS

     As previously reported on Form 8-K filed February 14, 2000 (the "FORM 8-K"), pursuant to an Acquisition Agreement and Plan of Merger (the "MERGER AGREEMENT"), the Company (formerly known as PCG Media, Inc.) acquired all the outstanding capital stock of Home Gambling Network ("HGN"), a Nevada corporation (the "Acquisition"). Pursuant to the Merger Agreement, HGN survived as a wholly owned subsidiary of the Company. As disclosed in a definitive proxy statement filed by the Company on January 28, 2000, HGN is a development stage company that has not conducted any material operations. It is the intent of the Company to license certain intellectual property that HGN owns or otherwise holds a license to use, to provide a method to conduct online gaming activities from remote locations. Pursuant to Item 7 of the Form 8-K, the Company was required to file audited financial statements for HGN, and certain pro forma information in connection with the Acquisition (the "Financial Information"), within 60 days of the filing of the Form 8-K. Due to problems in obtaining information related to PCG Media prior to the Acquisition, the Company's new management team has been unable to provide the information to its auditors which is required to complete the Financial Information, and the preparation of its financial statements for the interim period ended December 31, 1999. As a result, the Company has been, and continues to be unable to meet the requirements of Item 7 of the Form 8-K and Form 10-Q for such respective periods. The Company's new management team has been working diligently to gather all necessary information, however, until such time as the Company is able to complete the Financial Information, the Company will remain in non-compliance with its reporting obligations under the Securities Exchange Act of

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1934 (the "EXCHANGE ACT"). While the Company's new management team intends to continue to diligently work to obtain the PCG Media pre-Acquisition information necessary to finalize the Financial Information as soon as reasonably practicable, the Company is unable at this time to determine with any degree of certainty when it expects to be in full compliance with its reporting obligations under the Exchange Act.

SIGNATURES:

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            i2corp.com

                         By: /s/ dee dee Molnick
                             ----------------------
              (Print name and title of signing officer)
                     dee dee Molnick, President

                     Dated: April 14, 2000



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